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                                                                    EXHIBIT 99.1
NEWS RELEASE                                                     [CERIDIAN LOGO]


                                                     Linda Falch
                                                     Corporate Communications
                                                     952/853-5703


      CERIDIAN NAMES ROBERT H. EWALD PRESIDENT OF HUMAN RESOURCE SOLUTIONS

MINNEAPOLIS, July 21, 2003 -- Ceridian Corporation (NYSE: CEN) announced today that Robert H. "Bo" Ewald has been named president of Human Resource Solutions, Ceridian's largest business and a leading provider of outsourced human resource services in the United States, Canada and the United Kingdom. He will report to Ronald L. Turner, chairman, president and chief executive officer of Ceridian. Mr. Turner has been acting president of the U.S. segment of Ceridian's Human Resource Solutions business since September 2002. Bruce Thew, president of Ceridian International Human Resource Services, which includes Ceridian's HR businesses in Canada and the UK, will report to Mr. Ewald.

Mr. Ewald has served as a member of Ceridian's Board of Directors since 1998 and will remain on the Board as an uncompensated director.

"We are delighted that Bo Ewald is joining Ceridian to lead our human resource business," said Mr. Turner. "As an active, engaged Board member, he has gained a thorough understanding of Ceridian's business and its great potential. His executive leadership experience in information technology and his commitment to operational excellence will serve the customers and employees of our Human Resources Solutions business well as it accelerates its growth and further development."

"I am very excited to join Ceridian in this capacity and look forward to leading Human Resource Solutions over the coming years to take full advantage of its tremendous opportunities for expansion," said Mr. Ewald. "I share Ron Turner's commitment to meeting our financial performance goals and our customers' expectations for great service, to creating an exceptional work environment for our people, and to enhancing our capability to address the growing managed HR solutions marketplace."

Mr. Ewald, 55, previously served as chairman and CEO of Scale Eight, Inc., a file storage solutions company, and executive chairman of Learn2 Corporation, an e-learning company. He was executive vice president and chief operating officer of Silicon Graphics, Inc. (SGI), and president and chief operating officer of Cray Research, Inc. Mr. Ewald began his management career at Los Alamos National Laboratory as the head of its Computing and Communications Division. He was appointed to the President's Information Technology Advisory Committee, chartered by the White House, in 1997, and has served on several other boards and industry organizations.

He earned a Bachelor of Science in civil engineering from the University of Nevada and a Master of Science in civil engineering/applied mathematics from the University of Colorado.